EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/29/2024	Buy	10,567	12.01
10/31/2024	Buy	2,461	12.08
11/4/2024	Buy	5,253	12.14
11/11/2024	Buy	1,660	12.14
11/12/2024	Buy	10,476	12.15
11/14/2024	Buy	8,561	12.21
11/15/2024	Buy	3,902	12.17
11/19/2024	Buy	12,400	12.17
11/20/2024	Buy	200	12.06
11/21/2024	Buy	8,760	12.05
11/22/2024	Buy	6,375	12.05
11/25/2024	Buy	3,700	12.10
11/26/2024	Buy	6,666	12.10
11/27/2024	Buy	3,881	12.19
12/10/2024	Buy	7,284	12.26
12/11/2024	Buy	1,176	12.28
12/12/2024	Buy	7,505	12.18
12/13/2024	Buy	150	12.10
12/17/2024	Buy	11,865	12.11
12/18/2024	Buy	17,915	12.03
12/19/2024	Buy	20,825	12.00
12/20/2024	Buy	14,314	11.94